EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-113488; and Form S-8 No. 333-97173) of Discovery Partners International, Inc. and in the related Prospectuses of our reports dated March 10, 2006, with respect to: (1) the consolidated financial statements of Discovery Partners International, Inc., and (2) management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Discovery Partners International, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

San Diego, California
March 10, 2006